Exhibit 2

Contacts:

For Exar Corporation:

J. Scott Kamsler, Senior VP, CFO

Thomas R. Melendrez, Executive Vice President

(510) 668-7000

EXAR CORPORATION CLOSES HIFN ACQUISITION

Fremont, California, April 3, 2009—Exar Corporation (NASDAQ: EXAR) announced today that it has closed the previously announced acquisition of hi/fn, inc. (“Hifn”), effective April 3, 2009. Al Sisto, the former chief executive officer and chairman of the board of directors of Hifn, has joined Exar’s board of directors. It is expected that Hifn’s personnel and operations will be relocated during the second calendar quarter of 2009.

“The companies have started the integration process. The marketing and engineering teams are engaged on opportunities to take advantage of complementary technology portfolios, tier-1 customer relationships, and sales channels to position Exar as a leader in the rapidly evolving data communication and storage markets,” said Pete Rodriguez, Exar’s president and chief executive officer. “Fast, efficient, secure solutions for the storage and transfer of data across the network are critical to addressing the underlying needs of emerging usage models such as Cloud Computing, virtualization, and Web 2.0.”

“In addition to addressing an expanded market opportunity, we expect the combined resources to achieve a near-term reduction in development costs and time-to-market for new solutions,” said Mr. Rodriguez. “We expect our customers to realize immediate benefit from the integration of the two companies. Moreover, we were able to expand both our market presence and revenue while maintaining the strength of our balance sheet.”

“The addition of Hifn to the Exar team enables a full range of solutions from software to silicon and even fully integrated subsystems,” said Paul Pickering, Exar’s senior vice president of marketing. “Exar’s world-class analog/mixed signal expertise coupled with Hifn’s leading-edge technology for high performance data deduplication, compression, and encryption enables high value, integrated solutions for a range of markets from traditional embedded to enterprise and consumer.”

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements about Exar, Hifn and their expectations for Exar’s acquisition of Hifn. All statements in this press release concerning activities, events or developments that Exar or Hifn expects, believes or anticipates may occur in the future are forward-looking statements and can generally be identified by the use of words such as “anticipates”, “expects”, “intends”, “will”, “could”, “believes”, “estimates”, “continue” and similar expressions. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from results or performance expressed or implied by forward-looking statements, including the following risks: the risk that Exar’s business or Hifn’s business will have been adversely impacted during the pendency of the exchange offer; the risk that operations will not be integrated successfully; and the risk that expected cost savings and other synergies from the transaction may not be realized; difficulties retaining key employees; and other economic, business, competitive and regulatory factors affecting the business of Exar and Hifn generally, including those set forth in the filings of Exar and Hifn with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, and other SEC filings. Except as required by law, Exar and Hifn are under no obligation (and disclaim any obligation) to update or alter their forward-looking statements whether as a result of new information, future events, or otherwise.

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon, software and subsystem solutions to secure and optimize data for storage and transmission across traditional and packet-based networks. A comprehensive knowledge of end-user markets along with the underlying analog and digital technologies allows Exar to offer innovative solutions to customers in a wide range of markets from enterprise and SMB, to consumer and industrial. Exar has locations worldwide providing real-time customer support to drive rapid product development. For more information about Exar, visit: http://www.exar.com.

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